WORK FOR HIRE CONSULTANT AGREEMENT
THIS AGREEMENT, as of November 11, 2024, is between DHI GROUP, INC., a Delaware corporation (“DHI”), and Raime Leeby (the “Consultant”).

In consideration of Consultant’s services with DHI, Consultant hereby agrees to be bound by and comply with the following terms and conditions:

Section 1. Services. Consultant agrees to provide the services specified in any Project Schedule that shall, from time to time, be defined and executed by the parties and attached to this Agreement as Exhibit A. Such services are hereinafter referred to as “Services.”

Section 2. Term and Termination. This Agreement shall continue until terminated by either party upon fourteen (14) days notice, provided that termination by Consultant shall not be effective until completion of any specifically defined work set forth on any Project Schedule applicable at the time of such notice, unless otherwise agreed.

Section 3. Payment for Services. As full compensation for the Services to be provided by Consultant pursuant to any Project Schedule, DHI agrees to pay Consultant the charges set forth in such Project Schedule, attached to this agreement as Exhibit A.

Section 4. Independent Contractor. It is understood and agreed that Consultant shall perform the Services as an independent contractor and consultant. Consultant shall not be deemed to be an employee of DHI. Consultant shall not be entitled to any benefits provided by DHI to its employees, and DHI will make no deductions from any of the payments due to Consultant hereunder for state or federal tax purposes. Consultant agrees that he/she shall be personally responsible for any and all taxes and other payments due on payments received by him/her from DHI hereunder. Consultant acknowledges that Consultant is free from control or direction over the performance of Consultant’s services, both under this Agreement and in fact.

Section 5. Consultant Inventions.

(a) Consultant agrees that all Inventions (as herein defined) shall be and remain the property of DHI. “Inventions” shall mean all ideas, prospect and customer lists, inventions, research, plans for products or services, business development strategies, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, copyrightable expression, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Consultant solely or jointly with others in connection with any Services under this Agreement. Consultant acknowledges that all of said Inventions shall be considered as “work made for hire” belonging to DHI.

(b) Consultant acknowledges that all of said Inventions shall be considered as “work made for hire” belonging to DHI. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by Consultant for DHI, Consultant agrees to assign and, upon its creation, automatically assigns to DHI the ownership of such material, including any copyright or other intellectual property rights in such materials, without the necessity of any further consideration. DHI shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes. At DHI’s expense, Consultant will assist DHI in every proper way to protect the Inventions throughout the world, including, without limitation, executing in favor of DHI or any affiliate of DHI patent, copyright, and other applications and assignments relating to the Inventions.

WORK FOR HIRE CONSULTANT AGREEMENT
Section 6. Proprietary Information.

(a) Consultant will not disclose or use, at any time either during or after the period of Services, except for the benefit of DHI or an affiliate of DHI, any Confidential Information (as herein defined). “Confidential Information” shall mean all DHI proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, markets, computer software, computer programs, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, business strategies and financial data and information, including but not limited to Inventions, whether or not marked as “Confidential.” “Confidential Information” shall also mean information received by DHI from customers of DHI or other third parties subject to a duty to keep confidential.

(b) Consultant hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information, and equipment furnished to or prepared by Consultant in the course of or incident to his/her Services, including, without limitation, records and any other materials pertaining to Inventions, belong to DHI and shall be promptly returned to DHI upon termination of Services. Following termination, the Consultant will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

(c) Notwithstanding the foregoing or anything herein to the contrary, DHI hereby notifies Consultant, in accordance with the Defend Trade Secrets Act of 2016, that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. DHI further notifies Consultant that if Consultant files a lawsuit for retaliation by DHI for reporting a suspected violation of law, Consultant may disclose DHI’s trade secrets to its attorney and use the trade secret information in the court proceeding if Consultant: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order. Further, notwithstanding anything in this Agreement to the contrary, nothing contained herein prohibits Consultant from reporting, without the prior authorization of DHI and without notifying DHI, possible violations of federal law or regulation to the United States Securities and Exchange Commission, the United States Department of Justice, the United States Congress or other governmental agency having apparent supervisory authority over the business of DHI, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

Section 7. Limited Agreement Not to Compete.

(a) Consultant reserves the right to work for other businesses during the term of this Agreement, but agrees not to accept or perform work of a nature that conflicts or competes with the area of business in which he/she provides Services to DHI.

(b) During the period of this Agreement and for a period of twelve (12) months after the termination of Consultant’s Services with DHI, Consultant shall not, directly or indirectly, solicit for employment or employ any person who was employed by DHI during Consultant’s Services with DHI.

Section 8. Injunctive Relief. Consultant agrees that the remedy at law for any breach of the provisions of Section 5, Section 6 or Section 7 of this Agreement shall be inadequate and DHI shall be entitled to injunctive relief in addition to any other remedy at law which DHI may have.

WORK FOR HIRE CONSULTANT AGREEMENT

Section 9. Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

Section 10. Survival. All terms and conditions of this Agreement which should by their nature survive the termination of Consultant’s Services (including Sections 5, 6, 7 and 8) shall so survive.

Section 11. Representations and Warranties. Consultant represents and warrants that: Consultant is not under any obligations to any third party which could interfere with the Consultant’s performance under this Agreement; and Consultant’s performance of his/her obligations to DHI during the term of his/her service with DHI will not breach any agreement by which Consultant is bound not to disclose any proprietary information including, without limitation, that of former employers.

Section 12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Consultant and DHI and their respective successors, heirs, and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by Consultant without prior written consent of DHI.

Section 13. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of New York, exclusive of its choice-of-law rules.

Section 14. Dispute Resolution. Except for disputes relating to or arising out of Sections 5, 6, 7 and/or 8 of this Agreement, any dispute relating to or arising out of Consultant’s relationship with DHI, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the AAA Commercial Arbitration Rules and Procedures, as amended by this Agreement. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of preparing and presenting its case. The arbitration shall take place in the Borough of Manhattan, in the City of New York, in the State of New York. The arbitration shall be conducted in strict confidence. In no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages or attorneys’ fees. The arbitrator’s decision shall be based upon the substantive law of the State of New York or applicable federal law. The arbitrator’s decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. The parties hereby agree that any federal or state court sitting in New York City in the State of New York is a court of competent jurisdiction. This paragraph does not limit in any way DHI’s right to seek monetary damages and injunctive relief in any state or federal court sitting in the Borough of Manhattan in the City of New York City in the State of New York (jurisdictional, venue and inconvenient forum objections to which are hereby waived by both parties), including recovery of fees and costs, in the event that a dispute relates to or arises under Sections 5, 6, 7 and/or 8 of this Agreement.

Section 14. Modification. DHI reserves the right to modify the terms of this Agreement on a quarterly basis, subject to notice and acknowledgement by the Consultant of such modifications. Notice of any such modifications shall be presented to the Consultant for acknowledgement and shall be attached as Exhibit B.

Section 15. General. This is not an employment contract. Except as DHI has otherwise expressly agreed in writing, DHI may terminate Consultant’s Services at any time with or without cause. This Agreement supersedes and replaces any existing agreement entered into by Consultant and DHI relating generally to the same subject matter, and may be modified only in a writing signed by DHI.

WORK FOR HIRE CONSULTANT AGREEMENT
Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein.

AGREED TO BY:

DHI GROUP, INC.	“CONSULTANT”

/S/ Art Zeile	/S/ Raime Leeby Muhle
Name: Art Zeile	Name: Raime Leeby Muhle
Title: Chief Executive Officer	Title: Consultant

Date: 11/11/2024	Date: 11/11/2024

EXHIBIT A
Project Schedule

Start:	November 15, 2024
Tasks to Perform:
From the Term Date through December 31, 2024 (the “Consultancy Period”), you shall be reasonably available to DHI, as requested by DHI, to assist in the smooth transition of your duties as reasonably requested by DHI, including, without limitation, assisting in the transition to the interim Chief Financial Officer, monthly workflow, and other related tasks.

Completion Date:	12/31/2024
Rate:

So long as you providing services hereunder, you shall continue to vest in your equity and equity-based awards through December 2024 in accordance with the applicable award agreements, including the vesting of 46,666 shares of restricted stock under the December 4, 2023 grant (the “Restricted Stock Grant”) and 31,037 PSUs under the December 4, 2023 grant (the “PSU Grant”).

For avoidance of doubt, upon termination of your service under the Agreement, after giving effect to the vesting on December 4, 2024 described herein, all remaining unvested shares under the Restricted Stock Grant and all remaining unvested restricted stock units under the PSU grant will be forfeited as of December 31, 2024.

WORK FOR HIRE CONSULTANT AGREEMENT

CONSULTANT

/S/ Raime Leeby Muhle	11/11/2024
Name: Raime Leeby Muhle	Date
Title: Consultant

DHI GROUP, INC.

/S/ Art Zeile	11/11/2024
Name: Art Zeile	Date
Title: Chief Executive Officer